Exhibit 99.1

For Immediate Release

LINCOLN EDUCATIONAL SERVICES COMPLETES REAL ESTATE SALE OF
DENVER AND GRAND PRAIRIE PROPERTIES SIGNIFICANTLY STRENGTHENING ITS BALANCE SHEET

Parsippany, NJ – November 2, 2021 – Lincoln Educational Services Corporation (NASDAQ: LINC), marking 75 years in 2021 as a national leader in specialized technical training, has completed the sale- and lease-back transactions of its Denver, CO and Grand Prairie, TX properties, for an aggregate sale price of $46.5 million.

Simultaneously, Lincoln entered into a 20-year triple-net lease agreement for each property, with renewal options. In connection with the sale, Lincoln anticipates recording a gain on sale of approximately $22 million in the fourth quarter of 2021. The transactions were initially announced in late September.

At closing, part of the proceeds were used to pay off Lincoln’s outstanding term loan obligation of $16.8 million and to pay closing costs of approximately $1.2 million, resulting in net proceeds of $28.5 million available to fund growth initiatives, upgrade existing facilities, as well as other working capital needs.

All campus operations at the Colorado and Texas campuses, including all training programs, will continue without interruption and will not be affected by these transactions.

About Lincoln Educational Services Corporation

Lincoln Educational Services Corporation is a leading provider of diversified career-oriented post-secondary education. Lincoln offers recent high school graduates and working adults career-oriented programs in five principal areas of study: automotive technology, health sciences, skilled trades, business and information technology, and hospitality services. Lincoln has provided the workforce with skilled technicians since its inception in 1946.

Lincoln currently operates 22 campuses in 14 states under four brands: Lincoln Technical Institute, Lincoln College of Technology and Euphoria Institute of Beauty Arts and Sciences. Lincoln also operates Lincoln Culinary Institutes in both Maryland and Connecticut.

FORWARD-LOOKING STATEMENTS

Statements in this press release and in oral statements made from time to time by representatives of Lincoln Educational Services Corporation regarding Lincoln’s business that are not historical facts, including those made in a conference call, may be “forward-looking statements” as that term is defined in the federal securities law. The words “may,” “will,” “expect,” “believe,” “anticipate,” “project,” “plan,” “intend,” “estimate,” and “continue,” and their opposites and similar expressions are intended to identify forward-looking statements. Forward-looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements and, as such, should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by which, such performance or results will be achieved, if at all. All forward-looking statements are qualified in their entirety by this cautionary statement, and Lincoln undertakes no obligation to publicly revise or update any forward-looking statements, whether as a result of new information, future events or otherwise after the date hereof.

For more information, go to lincolntech.edu.

Contact Information:
Peter Tahinos
(973) 766-9656
Ptahinos@lincolntech.edu